Exhibit 99.1
Bright Horizons Family Solutions Reports Financial Results for the Second Quarter of 2026
NEWTON, MA - (BUSINESS WIRE) - July 30, 2026 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM) today announced financial results for the second quarter of 2026 and provided updated financial guidance for 2026. Bright Horizons is a leading provider of high-quality early education and child care, comprehensive back-up care solutions, and educational advisory services. Our offerings support both working families and employers’ workforce strategies by supporting their employees across life and career stages, and improving employee recruitment, engagement, productivity, retention, and career advancement.
Second Quarter 2026 Highlights (compared to Second Quarter 2025):
•Revenue of $779 million (increase of 7%)
•Income from operations of $80 million (decrease of 7%)
•Net income of $41 million and diluted earnings per common share of $0.79 (decreases of 26% and 17%, respectively)
Non-GAAP financial measures
•Adjusted EBITDA* of $131 million (increase of 13%)
•Adjusted income from operations* of $99 million (increase of 15%)
•Adjusted net income* of $66 million and diluted adjusted earnings per common share* of $1.28 (increases of 8% and 20%, respectively)
“Our second quarter performance was solid, with 7% revenue growth and 20% adjusted EPS growth,” said Stephen Kramer, Chief Executive Officer. “Back-up care revenue grew 19% as we entered the summer with strong utilization, while full service delivered another quarter of solid operating margin expansion. Our differentiated employer-centric model and singular focus on quality continue to drive strong financial results and position us to deepen our impact for the families and employers we serve.”
Second Quarter 2026 Results
Revenue increased by $47.6 million, or 7%, to $779.2 million in the second quarter of 2026 from the second quarter of 2025, primarily due to growth in back-up care and full service center-based child care, partially offset by the reductions in revenue from centers that have closed over the last 12 months.
Income from operations was $79.8 million for the second quarter of 2026 compared to $86.1 million for the second quarter of 2025, a decrease of 7%. The decrease in income from operations is primarily related to impairment losses of $19.1 million related to centers in certain markets, partially offset by increased service levels and contributions from our back-up care segment. Net income was $40.6 million for the second quarter of 2026 compared to $54.8 million for the second quarter of 2025, a decrease of 26%, due to the decrease in income from operations noted above, a higher effective tax rate and higher interest expense. Diluted earnings per common share was $0.79 for the second quarter of 2026 compared to $0.95 for the second quarter of 2025.
In the second quarter of 2026, adjusted EBITDA* increased by $14.9 million, or 13%, to $130.6 million, and adjusted income from operations* increased by $12.9 million, or 15%, to $99.0 million from the second quarter of 2025, primarily due to increased service levels and contributions from the back-up care segment. Adjusted net income* was $66.3 million, an increase from adjusted net income of $61.5 million in the same period in the prior year, as a result of the increase in adjusted income from operations noted above partially offset by higher interest expense and an increase to the adjusted effective tax rate. Diluted adjusted earnings per common share* was $1.28 for the second quarter of 2026 compared to $1.07 for the second quarter of 2025.
As of June 30, 2026, the Company operated 988 early education and child care centers with the capacity to serve approximately 112,500 children and their families.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), which are commonly referred to as “non-GAAP financial measures.” Adjusted EBITDA represents EBITDA (which is net income, as determined in accordance with GAAP, before interest expense, income tax expense, depreciation, and amortization) adjusted to exclude stock-based compensation expense, impairment losses, and, at times, non-recurring costs, such as debt refinancing costs, lease termination costs, and transaction costs. Adjusted income from operations represents income from operations, as determined in accordance with GAAP, adjusted to exclude impairment losses, and, at times, non-recurring costs, such as debt refinancing costs, lease termination costs, and transaction costs. Adjusted net income represents net income, as determined in accordance with GAAP, adjusted to exclude amortization, stock-based compensation expense, impairment losses, debt refinancing costs and, at times, non-recurring costs, such as lease termination costs and transaction costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is calculated using adjusted net income. These non-GAAP financial measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
At June 30, 2026, the Company had $163.7 million of cash and cash equivalents and $520.1 million available for borrowing under our revolving credit facility. In the six months ended June 30, 2026, we generated $202.8 million of cash from operations, compared to $220.4 million for the same period in 2025, repurchased approximately 6.6 million shares totaling $473.2 million compared to approximately 0.5 million shares totaling $60.7 million for the same period in the prior year, and made net investments totaling $39.4 million, compared to $38.0 million for the same period in the prior year. On June 1, 2026, the Company amended its existing senior secured credit facilities to, among other changes, issue $375 million of a term loan A facility as well as increase the borrowing capacity of its revolving credit facility from $900 million to $1.0 billion.
2026 Outlook
Based on current trends and expectations, we currently expect fiscal year 2026 revenue to be in the range of $3.085 billion to $3.115 billion and diluted adjusted earnings per common share to be in the range of $5.05 to $5.15. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the results for the second quarter of 2026, as well as the Company’s updated business outlook and strategy. Interested parties are invited to listen to the conference call by dialing 1-844-539-3703, or for international callers, 1-412-652-1273, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through August 13, 2026 at 1-844-512-2921, or for international callers, at 1-412-317-6671, conference ID #13758193. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, investors.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, execution and delivery of our services and solutions, our model, business trends, value and quality of our service offerings, market penetration, our future growth opportunities, enrollment levels and trends in jurisdictions, utilization of services, margins, back-up care contributions, our investments, long-term growth strategy, cash flows, estimated effective tax rate, tax expense, our future business and financial performance, client partners and relationships, use and impact of our services, share repurchase activity and our 2026 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in workforce demographics and work environments; the constrained labor market for teachers and staff and ability to hire and retain talent, including the impact of increased compensation and labor costs; the availability or lack of government support programs, and the impact of available government child care benefit programs; our ability to respond to changing client and customer needs; competition in our industry; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; our ability to close underperforming centers; changes in general economic, political, business and financial market conditions and other macroeconomic events and uncertainty, including the impact of inflation and interest rate fluctuations; fluctuations in currency exchange rates; the effects of a cyber-attack, data breach or other security incident on our information technology system or software or those of our third party vendors; changes in tax rates or policies; damage or harm to our brand or reputation, including as a result of recent incidents and media coverage; outcome of litigation, legal matters and regulatory investigations; insurance risks; changes in laws and regulations; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on February 26, 2026, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with GAAP throughout this press release, the Company has provided certain non-GAAP financial measures that present operating results on a basis adjusted for certain items. The Company uses these non-GAAP financial measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We believe that these non-GAAP financial measures provide investors with useful information with respect to our historical operations. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of net excess income tax benefits or shortfalls, future impairments, lease termination costs, transaction costs, and other non-recurring costs, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, refer to the reconciliation of GAAP financial measures to the non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading provider of high-quality early education and child care, back-up care, and workforce education services. For 40 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates approximately 1,000 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,450 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Group Vice President - Strategic Finance - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Jordan Bertier
Director - Investor Relations - Bright Horizons
jordan.bertier@brighthorizons.com
617-673-8192

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,
	2026	%	2025	%
Revenue	$779,178	100.0%	$731,570	100.0%
Cost of services	590,215	75.7%	549,020	75.0%
Gross profit	188,963	24.3%	182,550	25.0%
Selling, general and administrative expenses	108,002	13.9%	94,834	13.0%
Amortization of intangible assets	1,144	0.2%	1,664	0.2%
Income from operations	79,817	10.2%	86,052	11.8%
Interest expense — net	(14,023)	(1.8)%	(10,555)	(1.5)%
Income before income tax	65,794	8.4%	75,497	10.3%
Income tax expense	(25,159)	(3.2)%	(20,722)	(2.8)%
Net income	$40,635	5.2%	$54,775	7.5%

Earnings per common share:
Common stock — basic	$0.79		$0.96
Common stock — diluted	$0.79		$0.95

Weighted average common shares outstanding:
Common stock — basic	51,538,729		57,255,841
Common stock — diluted	51,757,065		57,713,111

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Six Months Ended June 30,
	2026	%	2025	%
Revenue	$1,491,400	100.0%	$1,397,097	100.0%
Cost of services	1,138,947	76.4%	1,058,810	75.8%
Gross profit	352,453	23.6%	338,287	24.2%
Selling, general and administrative expenses	205,355	13.8%	186,695	13.4%
Amortization of intangible assets	2,332	0.1%	3,268	0.2%
Income from operations	144,766	9.7%	148,324	10.6%
Interest expense — net	(26,045)	(1.7)%	(20,906)	(1.5)%
Income before income tax	118,721	8.0%	127,418	9.1%
Income tax expense	(43,978)	(3.0)%	(34,594)	(2.5)%
Net income	$74,743	5.0%	$92,824	6.6%

Earnings per common share:
Common stock — basic	$1.41		$1.62
Common stock — diluted	$1.40		$1.61

Weighted average common shares outstanding:
Common stock — basic	52,938,352		57,319,814
Common stock — diluted	53,230,622		57,831,930

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$163,691	$140,091
Accounts receivable — net	208,829	293,983
Prepaid expenses and other current assets	92,530	69,899
Total current assets	465,050	503,973
Fixed assets — net	559,728	574,200
Goodwill	1,818,900	1,824,175
Other intangible assets — net	191,366	193,452
Operating lease right-of-use assets	636,188	682,069
Other assets	118,818	111,734
Total assets	$3,790,050	$3,889,603
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,375	$—
Current portion of revolving credit facility	205,953	199,552
Accounts payable and accrued expenses	310,318	292,812
Current portion of operating lease liabilities	110,405	110,229
Deferred revenue	287,695	330,647
Other current liabilities	47,926	32,925
Total current liabilities	971,672	966,165
Long-term debt — net	1,072,058	747,614
Operating lease liabilities	656,996	702,845
Other long-term liabilities	122,123	118,815
Deferred income taxes	23,682	14,873
Total liabilities	2,846,531	2,550,312
Total stockholders’ equity	943,519	1,339,291
Total liabilities and stockholders’ equity	$3,790,050	$3,889,603

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,743	$92,824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,802	44,609
Impairment losses and other non-cash items	22,934	856
Stock-based compensation expense	14,456	14,986
Deferred income taxes	8,083	5,175
Changes in assets and liabilities	34,774	61,924
Net cash provided by operating activities	202,792	220,374
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(39,081)	(34,043)
Proceeds from debt securities and other investments	8,896	7,503
Purchases of debt securities and other investments	(9,219)	(6,322)
Payments and settlements for acquisitions — net of cash acquired	—	(5,106)
Net cash used in investing activities	(39,404)	(37,968)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	(31,071)	401,500
Borrowings of long-term debt — net of issuance costs	373,748	—
Principal payments of long-term debt	—	(451,000)
Payments of revolving credit facility debt issuance costs	(334)	(2,878)
Purchase of treasury stock	(471,531)	(60,330)
Taxes paid related to the net share settlement of stock options and restricted stock	(7,817)	(13,609)
Proceeds from issuance of common stock upon exercise of options	—	10,230
Net cash used in financing activities	(137,005)	(116,087)
Effect of exchange rates on cash, cash equivalents and restricted cash	(1,744)	7,045
Net increase in cash, cash equivalents and restricted cash	24,639	73,364
Cash, cash equivalents and restricted cash — beginning of period	143,158	123,715
Cash, cash equivalents and restricted cash — end of period	$167,797	$197,079

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory services	Total
Three Months Ended June 30, 2026
Revenue	$557,297	$193,586	$28,295	$779,178
Income from operations	25,060	50,278	4,479	79,817
Adjusted income from operations (1)	44,198	50,278	4,479	98,955
As a percentage of revenue	8%	26%	16%	13%

Three Months Ended June 30, 2025
Revenue	$540,267	$162,670	$28,633	$731,570
Income from operations	40,280	40,923	4,849	86,052
Adjusted income from operations	40,280	40,923	4,849	86,052
As a percentage of revenue	7%	25%	17%	12%
(1)For the three months ended June 30, 2026, adjusted income from operations represents income from operations excluding $19.1 million of impairment losses related to the full service center-based child care segment, of which $12.8 million was recorded to cost of services and $6.3 million was recorded to selling, general and administrative expenses.

	Full service center-based child care	Back-up care	Educational advisory services	Total
Six Months Ended June 30, 2026
Revenue	$1,097,931	$338,255	$55,214	$1,491,400
Income from operations	61,965	75,850	6,951	144,766
Adjusted income from operations (1)	81,103	75,850	6,951	163,904
As a percentage of revenue	7%	22%	13%	11%

Six Months Ended June 30, 2025
Revenue	$1,050,814	$291,282	$55,001	$1,397,097
Income from operations	73,534	67,307	7,483	148,324
Adjusted income from operations	73,534	67,307	7,483	148,324
As a percentage of revenue	7%	23%	14%	11%
(1)For the six months ended June 30, 2026, adjusted income from operations represents income from operations excluding $19.1 million of impairment losses related to the full service center-based child care segment, of which $12.8 million was recorded to cost of services and $6.3 million was recorded to selling, general and administrative expenses.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$40,635	$54,775	$74,743	$92,824
Interest expense — net	14,023	10,555	26,045	20,906
Income tax expense	25,159	20,722	43,978	34,594
Depreciation	23,425	21,070	45,470	41,341
Amortization of intangible assets	1,144	1,664	2,332	3,268
EBITDA	104,386	108,786	192,568	192,933
As a percentage of revenue	13%	15%	13%	14%
Additional adjustments:
Impairment losses (a)	19,138	—	19,138	—
Stock-based compensation expense (b)	7,032	6,829	14,456	14,986
Total adjustments	26,170	6,829	33,594	14,986
Adjusted EBITDA	$130,556	$115,615	$226,162	$207,919
As a percentage of revenue	17%	16%	15%	15%

Income from operations	$79,817	$86,052	$144,766	$148,324
Impairment losses (a)	19,138	—	19,138	—
Adjusted income from operations	$98,955	$86,052	$163,904	$148,324
As a percentage of revenue	13%	12%	11%	11%

Net income	$40,635	$54,775	$74,743	$92,824
Income tax expense	25,159	20,722	43,978	34,594
Income before income tax	65,794	75,497	118,721	127,418
Amortization of intangible assets	1,144	1,664	2,332	3,268
Impairment losses (a)	19,138	—	19,138	—
Stock-based compensation expense (b)	7,032	6,829	14,456	14,986
Other interest costs (c)	—	551	—	551
Adjusted income before income tax	93,108	84,541	154,647	146,223
Adjusted income tax expense (d)	(26,769)	(23,037)	(43,692)	(40,000)
Adjusted net income	$66,339	$61,504	$110,955	$106,223
As a percentage of revenue	9%	8%	7%	8%

Weighted average common shares outstanding — diluted	51,757,065	57,713,111	53,230,622	57,831,930
Diluted adjusted earnings per common share (e)	$1.28	$1.07	$2.08	$1.84
(a)Impairment losses represent charges related to long-lived assets and goodwill arising from center closures, changes in market assumptions and reduced operating performance at certain centers. For the three and six months ended June 30, 2026, impairment losses totaled $19.1 million related to the full service center-based child care segment, of which $12.8 million was recorded to cost of services and $6.3 million was recorded to selling, general and administrative expenses.
(b)Stock-based compensation expense represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(c)Other interest costs in the three and six months ended June 30, 2025 consist of costs incurred in connection with the April 2025 debt refinancing of $0.6 million, which are included in interest expense on the statement of income.
(d)Adjusted income tax expense represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 29% and 28% for the three and six months ended June 30, 2026, respectively, and of approximately 27% for both the three and six months ended June 30, 2025. The jurisdictional mix of the expected adjusted income before income tax for the full year will affect the estimated effective tax rate for the year.
(e)The sum of the quarterly earnings per share amounts does not equal the year-to-date earnings per share amounts due to the independent calculation of the weighted-average number of common shares outstanding for each discrete period, as well as rounding. This variance is primarily due to the seasonal fluctuations in our net income and changes in the weighted-average shares outstanding, including the cumulating effect of treasury repurchases during individual quarters.